Exhibit 99.1

Eidos Therapeutics Reports Second Quarter 2019 Financial Results

SAN FRANCISCO, August 1, 2019 — Eidos Therapeutics, Inc. (Eidos) (Nasdaq: EIDX), today reported its financial results for the second quarter ended June 30, 2019 and provided an update on the company’s recent achievements.

“We remain focused on executing our Phase 3 program studying AG10 in patients with (TTR) amyloidosis (ATTR),” said Neil Kumar PhD, chief executive officer of Eidos. “Our Phase 3 trial in patients with ATTR cardiomyopathy is now enrolling in both the United States and Europe, and we plan to initiate our Phase 3 trial in patients with ATTR polyneuropathy before the end of the year. We believe that these studies will provide compelling evidence that AG10 could be an effective treatment for patients suffering from this lethal, debilitating disease.”

Recent Achievements and Upcoming Milestones

•	Enrolling Phase 3 study of AG10 in ATTR-CM (ATTRibute-CM)
•	Published Phase 1 data of AG10 in healthy volunteers in Clinical Pharmacology in Drug Development
•	Plan to initiate Phase 3 study of AG10 in ATTR-PN (ATTRibute-PN) in the second half of 2019
•	Plan to present data from the open label extension of the Phase 2 study of AG10 in ATTR-CM in the fourth quarter of 2019

Second Quarter Financial Results

Cash and cash equivalents totaled $131.4 million at June 30, 2019 compared with $157.1 million at December 31, 2018.

Eidos reported a net loss attributable to common stockholders of $14.1 million or $0.39 per common share, for the second quarter of 2019, as compared to a net loss attributable to common stockholders of $11.4 million or $1.40 per common share for the second quarter of 2018. The increase in net loss attributable to common stockholders was driven primarily by research and development expenses related to AG10 clinical trials and other pre-clinical studies, and general and administrative expenses for operations.

Research and development expenses for the second quarter of 2019 were $12.5 million, as compared to $6.2 million for the same period in the prior year. Research and development expenses for the period included costs related to contract manufacturing, and the preparation for, and the increase in, activity related to our clinical trials.

General and administrative expenses for the second quarter of 2019 were $2.3 million, as compared to $1.9 million for the same period in the prior year. The increase in general and administrative expense in these periods was due primarily to an increase in professional service fees, salaries and employee-related expense primarily due to an increase in headcount to support the growth of our operations, and other administrative expenses.

Six Months Ended June 30, 2019 Financial Results

Eidos reported a net loss attributable to common stockholders of $25.8 million or $0.71 per common share, for the six months ended June 30, 2019, as compared to a net loss attributable to common stockholders of $19.3 million or $3.06 per common share for the six months ended June 30, 2018. The increase in net loss attributable to common stockholders was driven primarily by research and development expenses related to AG10 clinical trials and other pre-clinical studies, and general and administrative expenses for operations.

Research and development expenses for the six months ended June 30, 2019 were $21.0 million, as compared to $11.8 million for the same period in the prior year. Research and development expenses for the period included costs related to contract manufacturing, and the preparation for, and the increase in, activity related to our clinical trials.

General and administrative expenses for the six months ended June 30, 2019 were $6.3 million, as compared to $4.2 million for the same period in the prior year. The increase in general and administrative expense in these periods was due primarily to an increase in professional service fees, salaries and employee-related expense primarily due to an increase in headcount to support the growth of our operations, and other administrative expenses.

About AG10

AG10 is an investigational, orally-administered small molecule designed to potently stabilize tetrameric transthyretin, or TTR, thereby halting at its outset the series of molecular events that give rise to amyloidosis, or ATTR. In a Phase 2 clinical trial in subjects with symptomatic ATTR-CM, AG10 was generally well tolerated, demonstrated >90% average TTR stabilization at day 28, and increased serum TTR concentrations, a prognostic indicator of survival in a retrospective study of ATTR-CM patients, in a dose-dependent manner. AG10 is currently being studied in an open-label extension of a Phase 2 clinical trial in patients with ATTR-CM, and patient enrollment is ongoing for a Phase 3 clinical trial of AG10 in patients with ATTR-CM (ATTRibute-CM).

AG10 was designed to mimic a naturally-occurring variant of the TTR gene (T119M) that is considered a rescue mutation because co-inheritance has been shown to prevent ATTR in individuals also inheriting a pathogenic, or disease-causing, mutation in the TTR gene. To our knowledge, AG10 is the only TTR stabilizer in development that has been observed to mimic the stabilizing structure of this rescue mutation.

About transthyretin amyloidosis (ATTR)

ATTR represents a significant unmet medical need with a large patient population and an inadequate current standard of care. ATTR is caused by the destabilization of TTR due to inherited mutations or aging and is commonly divided into three distinct categories: wild-type ATTR cardiomyopathy (ATTRwt-CM), mutant ATTR cardiomyopathy (ATTRm-CM), and ATTR polyneuropathy (ATTR-PN). The worldwide prevalence of each disease is approximately 400,000 patients, 40,000 patients and 10,000 patients, respectively.

All three forms of ATTR are progressive and fatal. For patients with ATTRwt-CM and ATTRm-CM, symptoms usually manifest later in life (age 50+), with median survival of three to five years from diagnosis. ATTR-PN either presents in a patient's early 30s or later (age 50+), and results in a median life expectancy of five to ten years from diagnosis. Progression of all forms of ATTR causes significant morbidity, impacts productivity and quality of life, and creates a significant economic burden due to the costs associated with progressively greater patient needs for supportive care.

About Eidos Therapeutics

Eidos Therapeutics is a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in diseases caused by transthyretin (TTR) amyloidosis (ATTR). Eidos is developing AG10, a potentially disease-modifying therapy for the treatment of ATTR. For more information, please visit www.eidostx.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. All statements other than statements of historical facts, including the statements about the potential therapeutic and clinical benefits of AG10, the potential to accelerate the development and registration of AG10, our ability to enroll patients in and conduct the ATTRibute-CM trial in accordance with our plans, our plan to initiate a Phase 3 study of AG10 in ATTR-PN, our ability to generate data from the open label extension of our Phase 2 study of AG10 in ATTR-CM, future clinical and regulatory milestones of AG10, the timing of these events, the indications we intend to pursue and our possible clinical or other business strategies, and our ability to fund our clinical development plans, are forward-looking statements. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. These forward-looking statements are based on our management’s current beliefs and assumptions about future events and on information currently available to management.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to: our limited operating history and historical losses, our liquidity to fund the development of AG10 through current and future milestones, our ability to raise additional funding to complete the development of AG10, our dependence on the success of AG10, our ability to enroll patients in the ATTRibute-CM trial, results from our clinical trials and pre-clinical studies and those of third parties working in the same area as our product candidate, our ability to advance AG10 in clinical development in accordance with our plans, and our dependence on third parties in connection with our manufacturing, clinical trials and pre-clinical studies. Additional risks and uncertainties that could affect our future results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, to be filed with the Securities and Exchange Commission concurrently herewith. Additional information on potential risks will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

EIDOS THERAPEUTICS, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating expenses*:
Research and development	$12,497	$6,195	$21,046	$11,847
General and administrative	2,297	1,894	6,332	4,239
Total operating expenses	14,794	8,089	27,378	16,086

Loss from operations	(14,794)	(8,089)	(27,378)	(16,086)
Other income (expense), net	741	(3,292)	1,592	(4,171)

Net and comprehensive loss	(14,053)	(11,381)	(25,786)	(20,257)

Deemed dividend related to redemption feature embedded in Convertible Promissory Notes payable to stockholders	-	-	-	(6,523)
Gain on extinguishment of Convertible Promissory Notes payable to stockholders	-	-	-	7,436

Net loss attributable to common stockholders	$(14,053)	$(11,381)	$(25,786)	$(19,344)
Net loss per share attributable to common stockholders, basic and diluted	$(0.39)	$(1.40)	$(0.71)	$(3.06)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	36,309,740	8,109,653	36,242,814	6,328,827

* Includes stock-based compensation as follows
Research and development	$552	$443	$1,004	$621
General and administrative	614	176	1,126	386
Total stock-based compensation expense	$1,166	$619	$2,130	$1,007

EIDOS THERAPEUTICS, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$131,400	$157,147
Related party receivable	197	34
Prepaid expenses and other current assets	3,928	1,789
Total current assets	135,525	158,970
Property and equipment, net	204	209
Operating lease, right of use asset	988	-
Other assets	2,564	933
Total assets	$139,281	$160,112
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,842	$1,956
Related party payable	344	256
Lease liabilities	276	-
Accrued expenses and other current liabilities	4,027	2,577
Total current liabilities	6,489	4,789
Other liabilities	164	316
Lease liabilities, non-current	782	-
Total liabilities	7,435	5,105

Stockholders’ equity:
Preferred stock	-	-
Common stock	37	37
Additional paid-in capital	222,865	220,240
Accumulated deficit	(91,056)	(65,270)
Total stockholders’ equity	131,846	155,007
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$139,281	$160,112

Media Contact:

Carolyn Hawley, Canale Communications, (619) 849-5382, carolyn@canalecomm.com

For Investors

John Grimaldi, Burns McClellan, (212) 213-0006, jgrimaldi@burnsmc.com